Trxade Group Generates Record Revenues in Third Quarter of 2019

Revenue Growth of 173% to $2.311 Million

Operating Income Growth of 94% to $177,853

7th straight quarter of positive operating income

Shareholder Equity increased to $3.89mil

TAMPA, FL (Access wire) – October 31st, 2019 – Trxade Group, Inc. (OTCQB: TRXD) (“Trxade” or the “Company”), an integrated pharma supply chain and care platform, announced today its financial results for its third quarter ended September 30, 2019, and provided a business update.

Third Quarter Highlights:

●	Generated record revenues of $2,311,426 in quarter ending September 30, 2019 vs. $847,471 in quarter ending September 30, 2018
●	Gross profit increased to $1,310,509 from $845,126, in quarters ending September 30, 2019 and 2018, respectively
●	Operating income increased to $177,853 from $91,829, in the quarters ending September 30, 2019 and 2018, respectively
●	For the three months ended at September 30, 2019, Trxade has validated over 431 New Independent pharmacies to its trading platform, a 9% sequential increase from the prior quarter and a 54% increase from the end of the third quarter of 2018
●	Wholesale and Mail Order Pharmacy operational model further developed
●	Shareholder equity increased to $3.89M, debt was reduced and cash on hand totaled $3.3M as of September 30, 2019

CEO Sees Continuing Strong Revenue Growth and Profitability in 2019

“During the third quarter of 2019, we made excellent progress in our core proprietary B2B trading platform www.trxade.com, which enables independent pharmacies to purchase drugs at discount prices compared to their primaries, enabling us to experience top and bottom line growth,” commented, Suren Ajjarapu, Chairman and Chief Executive Officer of Trxade Group, who continued, “Additionally, we are investing in core infrastructure for our B-to-C business in our wholesale, e-commerce and delivery capabilities as increasing pharmaceutical prices drive independent pharmacies, payors and consumers to be more aggressive in sourcing medication. Accordingly, I am optimistic that our new product lines will generate profitability.”

Financial Results for the Third Quarter Ended September 30, 2019:

Revenues for the three months ended September 30, 2019 were $2,311,425 vs. $847,471 in the prior year’s quarter, an increase of 173%, and a 21% sequential increase over the second quarter ended June 30, 2019. The revenue growth was primarily attributable to the acquisition of our wholly-owned subsidiary Community Specialty Pharmacy, LLC, and an increase of fee income generated from the Company’s web-based supplier-to-pharmacy trading platform (www.trxade.com).

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Gross profit for the three months ended September 30, 2019 was $1,310,509, resulting in a gross margin of 56.7%, compared to $845,126 and 99.7% for the three months ended September 30, 2018. The increase in gross profit reflected a sales mix with greater revenue from specialty pharmaceutical sales, which carries a higher cost of sales, reflecting the lower margins, than the Company’s other revenue sources.

General and administrative expenses increased to $1,132,656 in the third quarter of 2019, compared with $753,297 in the prior year’s quarter.

Operating income increased for the third quarter of 2019 to $177,853, versus $91,829 in the prior year’s quarter.

Net income for the three months ended September 30, 2019, was $27,565, a decrease as compared to net income of $94,249, for the same period in 2018. The decrease was primarily due to a one time investment loss of $162,178. Earnings per share (EPS) for the three months period ended September 30, 2019 were $0.00, as compared to $0.00 for the same period in 2018.

At September 30, 2019, Trxade had $3,359,288 of cash, $622,552 of debt and 38.6 million shares issued and outstanding.

Financial Results for the Nine Months Ended September 30, 2019:

Revenues for the nine months ended September 30, 2019 were $5,740,361 vs. $2,538,082 for the nine months ended September 30, 2018, an increase of 126%. The revenue growth was primarily attributable to the acquisition of our wholly-owned subsidiary Community Specialty Pharmacy, LLC, and an increase of fee income generated from the Company’s web-based supplier-to-pharmacy trading platform (www.trxade.com).

Gross profit for the nine months ended September 30, 2019 was $3,620,467, resulting in a gross margin of 63%, compared to $2,535,737 and 99.5% for the nine months ended September 30, 2018. This increase reflected a sales mix with greater revenue from Specialty pharmaceutical sales, which carries a higher cost of sales, reflecting the lower margin, than the Company’s other revenue sources.

General and administrative expenses increased to $3,138,150 for the nine months ended September 30, 2019, compared with $2,313,734 for the nine months ended September 30, 2018.

Operating Income increased for the nine months ended September 30, 2019 to $482,317, versus $222,003 in the nine months ended September 30, 2018.

Net income for the nine months ended September 30, 2019, was $210,775, compared to net income of $197,031, for the same period in 2018. The improvement in net income was primarily due to increasing revenue and gross profit contributed from Community Specialty Pharmacy and an increase in fee income generated from the Company’s web-based supplier-to-pharmacy trading platform (www.trxade.com). The resulting EPS for the nine month period ended September 30, 2019 was $0.01, as compared to $0.01 for the same period in 2018.

About Trxade Group, Inc.

Headquartered in Tampa, Florida, Trxade Group, Inc. (OTCQB: TRXD) is an integrated drug procurement, delivery and healthcare platform that enables trade among healthcare buyers and sellers of pharmaceuticals, accessories and services. Founded in 2010, Trxade Group is comprised of three synergistic operating platforms; the Trxade B2B trading platform with 11,000 registered pharmacists buying over $120M annually, licensed Wholesale and Mail Order Pharmacy capabilities, including Delivmeds, as well as the newly acquired assets of Bonum Health. For additional information, please visit us at http://www.trxade.com, http://www.delivmeds.com, and http://www.bonumhealth.com.

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Forward-Looking Statements

Certain statements in this press release, which are not historical facts, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Our actual results, performance or achievements may differ materially from those expressed or implied by these forward-looking statements. In some cases, you can identify forward-looking statements by the use of words such as “may,” “could,” “expect,” “intend,” “plan,” “seek,” “anticipate,” “believe,” “estimate,” “predict,” “potential,” “continue,” “likely,” “will,” “would” and variations of these terms and similar expressions, or the negative of these terms or similar expressions. Such forward-looking statements are necessarily based upon estimates and assumptions that, while considered reasonable by us and our management, are inherently uncertain. We caution you not to place undue reliance on any forward-looking statements, which are made as of the date of this press release. We undertake no obligation to update publicly any of these forward-looking statements to reflect actual results, new information or future events, changes in assumptions or changes in other factors affecting forward-looking statements, except to the extent required by applicable laws. If we update one or more forward-looking statements, no inference should be drawn that we will make additional updates with respect to those or other forward-looking statements. Certain risks and uncertainties applicable to us and our operations are described in the “Risk Factors” sections of our most recent annual and quarterly reports and in other reports we have filed with the U.S. Securities and Exchange Commission. These reports are available at www.sec.gov.

Investor Relations Contact:

IR@trxade.com

800-261-0281

[Financial Tables Follow]

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Trxade Group, Inc.
Selected Consolidated Financial Data
Three and Nine Months Ended September 30, 2019 and 2018

	Three months ended		Nine months ended
	2019	2018	2019	2018

Revenues	$2,311,426	$847,471	$5,740,361	$2,538,082

Cost of Sales	1,000,917	2,345	2,119,894	2,345
Gross Profit	1,310,509	845,126	3,620,467	2,535,737

Operating Expenses
General and Administrative	1,132,656	753,297	3,138,150	2,313,734

Operating Income	177,853	91,297	482,317	222,003

Other Income	25,275	22,500	25,275	22,500
Investment Loss	(162,178)	-	(250,000)	-
Loss on Extinguishment of Debt	-	(7,444)	-	(7,444)
Interest Expense	(13,385)	(12,636)	(46,817)	(40,028)
Net Income	$27,565	$94,249	$210,775	$197,031

Net Income per Common Share – Basic:	$0.00	$0.00	$0.01	$0.01

Net Income per Common Share – Diluted:	$0.00	$0.00	$0.01	$0.01

Weighted average Common Shares Outstanding Basic	34,489,969	32,083,629	34,370,522	32,083,629

Weighted average Common Shares Outstanding Diluted	36,286,487	34,737,964	36,167,040	34,732,540

Balance Sheet Data	September 30, 2019	December 31, 2018

Working Capital	$3,359,288	$605,710

Total Assets	$5,854,523	$2,227,587

Long-Term Notes Payable	$300,000	$522,552

Shareholders’ Equity	$3,890,549	$844,668